77J      Revaluation of assets or restatement of capital share account


7. Restatement of Prior Year's Financial Statements

The financial statements for fiscal period ends December 31, 2000, June 30, 2001 and June 30, 2002 for the Fund have been restated to reflect an investment in a warrant that was not previously recorded by the Fund.
This warrant was exercised and its value realized in June 2003. The effect of this warrant on the Fund's financial statements (including shares outstanding) is summarized below:


	                                  Year Ended	            Year Ended
	                           December 31, 2000	     December 31, 2000
	                                    Reported	              Restated

Financial Highlights:
Net realized/unrealized (loss)
on investments		     	        $     (1.81)	      $         (1.74)
Total income from investment operations	$     (1.87)	      $         (1.80)
Net asset value end of period	        $      6.43 	      $          6.50

Total return	                             -17.87%	               -17.34%

Net assets end of period (000s)	        $    176,879 	      $        179,233


	                        Six-Month Year Ended                Year Ended
	                               June 30, 2001	         June 30, 2001
	                                    Reported	              Restated
Financial Highlights:
Net realized/unrealized loss
on investments	                        $     (0.65)	      $         (0.54)
Total income from investment operations	$     (0.66)	      $         (0.55)
Net asset value end of period	        $      5.77 	      $          5.95

Total return	                             -10.40%	                -8.46%

Net assets end of period (000s)	        $    145,470 	      $        150,697


	                                  Year Ended           	    Year Ended
	                               June 30, 2002	         June 30, 2002
	                                    Reported	              Restated
Financial Highlights:
Net realized/unrealized loss
on investments	                        $     (1.39)	      $         (1.35)
Total income from investment operations	$     (1.42)	      $         (1.38)
Net asset value end of period	               4.34 	                 4.56

Total return                                 -24.71%	               -23.28%

Net assets end of period (000s)	        $     21,998 	      $         25,712


Statements of Changes in Net Assets:
Increase (Decrease) in Net Assets from Operations:
  Net change in unrealized
  appreciation (depreciation)	        $      7,044 	      $          5,531
  Net increase resulting
  from operations	                    (26,533)	              (28,046)

Total Increase (Decrease) in Net Assets	$  (123,472)	      $      (124,985)

Net Assets Beginning of period	        $    145,470 	      $        150,697
Net Assets End of period	        $     21,998 	      $         25,712

Shares of Beneficial Interest Footnote:

Shares sold 	                               1,123                     1,096
Shares redeemed	                            (21,301)	              (20,823)
Net (decrease) in shares outstanding        (20,161)	              (19,710)